Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Prime Acquisition Corp. on Form 20-F Amendment #1 (file No. 001-35105) of our report dated April 30, 2013, with respect to our audit of the financial statements of Prime Acquisition Corp. as of December 31, 2012 and for the year ended December 31, 2012 appearing in the Annual Report on Form 20- F of Prime Acquisition Corp. for the year ended December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

December 27, 2013